Exhibit 10.4

EXECUTION VERSION

CALL OPTION AGREEMENT

This Call Option Agreement (this “Agreement”) is made and entered into as of January 1, 2026, by and among Michigan U.S. Holdings LP, a Delaware limited partnership (“Brookfield”), GATX Corporation, a New York corporation (“GATX”), and GABX Leasing Holding LLC, a Delaware limited liability company (the “Company”). Brookfield, GATX and the Company are from time to time referred to herein individual as a “Party” and collectively as the “Parties”.

WHEREAS, as of the date hereof, Brookfield currently owns all of the outstanding limited liability company interests in the Company, which are represented by ten thousand (10,000) Units (as defined in that certain Limited Liability Company Agreement of the Company, dated as of May 23, 2025 (as may be amended, supplemented or modified from time to time, the “Initial Company LLC Agreement”);

WHEREAS, concurrently with, the closing of the first Call Option (as defined below) exercised by GATX, each of Brookfield and GATX shall enter into that certain Amended and Restated Limited Liability Company Agreement of the Company attached hereto as Exhibit A (the “Company LLC Agreement””), which shall admit GATX as a member of the Company and amend and restate the Initial Company LLC Agreement in its entirety; and

WHEREAS, the Parties desire for GATX to be granted twenty-five (25) call options to acquire a number of Units for each call option, in each case, as further set forth in, and in accordance with the terms of, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meaning ascribed to such terms set forth herein.

ARTICLE II

CALL OPTIONS

Section 2.1 Call Option. Upon the terms and subject to the conditions set forth in this Agreement, Brookfield hereby grants GATX the call options set forth on Annex A hereto (each, a “Call Option”). With respect to each Call Option, Annex A hereto (as updated in accordance with Section 2.8) sets forth (a) the amount of Units subject to such Call Option, (b) the period of time during which GATX shall be entitled, but not obligated, to exercise such Call Option by purchasing all, but not less than all, of such Units (each, an “Exercise Period”) and (c) the exercise price per each Unit subject to such Call Option (the “Unit Exercise Price”). Subject to GATX exercising its right to exercise a Make-Up Call Option in accordance with the terms and conditions set forth in this Agreement, GATX shall only be entitled to exercise a Call Option during the Exercise Period applicable to such Call Option. If a Call Option is not exercised during its applicable Exercise Period and such Exercise Period expires, then such Call Option shall (i) terminate without any further action of any Party (but shall remain subject to Section 2.3 through 2.5) and (ii) be deemed an “Expired Call Option” as provided in clause (i) of the definition thereof.

Section 2.2 Procedures.

(a) To exercise a Call Option, GATX shall deliver to Brookfield an irrevocable written notice (each, a “Call Option Notice”) indicating that GATX wishes to exercise such Call Option by (i) no earlier than the ninetieth (90th) day prior to the expiration of the Exercise Period for such Call Option and (ii) no later than the fifth (5th) Business Day prior to the expiration of the Exercise Period for such Call Option, as indicated on Annex A (the date of such expiration, the “Call Option Expiration Date”). Upon delivery of a Call Option Notice, GATX shall be deemed, without any further action of any other Party, to have exercised such applicable Call Option.

(b) The Call Option Notice shall include (i) the number of Units subject to such Call Option, as determined pursuant to Annex A, (ii) the Unit Exercise Price and Aggregate Exercise Price, each as determined pursuant to this Agreement and (iii) if GATX wishes to exercise one or more Make-Up Call Options pursuant to Section 2.3 in connection with such Exercise Period, (A) each Expired Call Option for which a Make-Up Call Option is being exercised (identified numerically in accordance with the table set forth in Annex A) and (B) for each such Make-Up Call Option being exercised, the Make-Up Exercise Price (as defined in Section 2.5) as calculated in accordance with this Agreement. A sample form of a Call Option Notice that includes the exercise of a Make-Up Call Option is set forth as Annex B.

(c) Subject to (i) receipt of a Call Option Notice in accordance with Section 2.2(b), and (ii) obtaining any antitrust, foreign direct investment or other regulatory approvals required for the consummation of such Call Option, including any such approval required pursuant to the Canadian Competition Act and/or the Hart-Scott-Rodino Antitrust Improvements Act (collectively, as applicable, the “Call Option Regulatory Approvals”), a Call Option shall be consummated in accordance with Section 2.6 on the Call Option Expiration Date (or, to the extent that any Call Option Regulatory Approval is required in connection with the consummation of a particular Call Option, then five (5) Business Days after the receipt of all Call Option Regulatory Approvals); provided, however that if such date on which such Call Option shall be consummated is not a Business Day, such Call Option shall be consummated on the immediately preceding Business Day (the date any Call Option shall be consummated pursuant to the terms and conditions herein, a “Call Option Closing Date”). For the avoidance of doubt, if GATX exercises a Call Option together with Make-Up Call Options, and a Call Option Regulatory Approval applies only to a subset of the Call Options exercised pursuant to the Call Option Notice, the Parties shall proceed to consummate any Call Options not subject to Call Option Regulatory Approvals on the Call Option Closing Date that would otherwise be determined for such Call Options (without application of clause (ii) above) to the extent permitted by applicable Law.

(d) Each Party shall use, and shall cause the Company and the JV Company to use, and shall cause each of their respective controlled Affiliates to use, reasonable best efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, and reasonably cooperate with the other Parties in doing, any and all things necessary, required or advisable so as to obtain any Call Option Regulatory Approvals as promptly as practicable following the exercise of a Call Option, including to the extent applicable: (i) cooperating and preparing as promptly as practicable all documentation to make all filings as promptly as practicable; (ii) promptly notify the other Party of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a Party, in each case, regarding any of the transactions contemplated by the Call Options; (iii) supplying as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with such Call Option Regulatory Approvals; and (iv) responding as promptly as practicable to any inquiries received from, and supplying as promptly as practicable any additional information or documentation that may be requested by, the FTC, the DOJ or any other U.S. or foreign Governmental Entity in connection with any Requisite Regulatory Approvals; provided, that, if permitted under applicable Law, GATX shall have the right, but not the obligation, to seek any Call Option Regulatory Approval prior to the Exercise Period applicable thereto, including making any filings or providing any notices with respect thereto on the basis of a letter of intent or other appropriate preliminary documentation, and following the provision of notice by GATX to Brookfield of the exercise of such right by GATX, the obligations of the Parties set forth in this clause (d) shall apply with respect thereto. The Parties shall work in good faith to jointly develop and execute a strategy with respect to the Call Option Regulatory Approvals. Notwithstanding the foregoing, Brookfield’s obligations under this Section 2.2(d) shall automatically terminate on the date on which Brookfield exercises its Drag-Along Right in accordance with Section 2.2(f)(ii). Each of Brookfield and GATX acknowledges and agrees that the JV Company shall pay all filing fees associated with the filings required by this clause (d).

(e) Notwithstanding anything to the contrary contained herein, none of Brookfield, GATX, the Company or the JV Company, nor any of their respective Affiliates, shall be required to (i) propose, negotiate, commit to, agree to, or effect, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses, (ii) take or commit to take or agree to any restrictions or actions that would limit any of their respective freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses, (iii) agree to any other structural or conduct remedy, (iv) agree to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, (v) amend, modify or alter the governance rights (including voting power, consent rights, board of directors nominations or designation rights, board observer rights, and ownership or equity interests) of the JV Company or the Company or their respective Affiliates, or (vi) enter into agreements with, or submit to orders of, the relevant Governmental Entity giving effect thereto or to such restrictions or actions.

(f) From and after a Call Option Regulatory Failure Date, the following provisions shall apply:

(i) Subject to Section 2.2(f)(ii), such Call Option shall be deemed to be an Expired Call Option for purposes of this Agreement and the JV LLC Agreement.

(ii) For purposes of the JV LLC Agreement, (A) the GATX Founder Period shall terminate on the date that is twelve (12) months after the Call Option Regulatory Failure Date unless it has otherwise earlier expired in accordance with the JV LLC Agreement and (B) until the applicable Call Option Regulatory Approval is obtained (1) if GATX has complied in all material respects with Section 2.2(d) and Section 2.2(e), there shall be no 90% Distribution Period (as defined in the JV LLC Agreement) resulting from the failure to consummate such Call Option or the failure to exercise or consummate any subsequently scheduled Call Option, and (2) the Drag-Along Commencement Date (as defined in the JV LLC Agreement) shall be deemed to have occurred as of the Call Option Regulatory Failure Date, but the failure to consummate such Call Option and the failure to exercise or consummate each subsequently scheduled Call Option shall not give rise to any Brookfield Acquisition Right (as defined in the JV LLC Agreement) or any reduction to the Minimum Required Drag-Along Price (as defined in the JV LLC Agreement) below that purchase price (expressed on a 100% enterprise value basis) which is equal to 100% of Company Group NBV (as defined in the JV LLC Agreement); provided, however, that if at any time after such Call Option Regulatory Failure Date the Call Option Regulatory Approval in respect of the applicable Call Option are obtained and GATX exercises and consummates Make-Up Call Options for all Expired Call Options outstanding within thirty (30) days after obtaining such Call Option Regulatory Approval, the Company’s rights pursuant to Section 5.5 of the JV Company LLC Agreement shall be suspended as provided therein.

(iii) In accordance with Section 5.5(c) of the Company LLC Agreement, unless and until any required Call Option Regulatory Approval is obtained, the Company shall not redeem any of Brookfield’s Units in connection with an Asset Disposition.

(g) The Parties agree that the transfer of any Units to GATX pursuant to a Call Option shall be made on an “as is, where is” basis, without representations, warranties, covenants or indemnities by Brookfield, its affiliates or their respective successors and assigns, as applicable, except for the representations and warranties contained in the Form of Call Option Assignment and Assumption Agreement, attached hereto as Exhibit C.

Section 2.3 Make-Up Call Options. If during any Exercise Period there exists one or more Expired Call Options, GATX may (but shall not be obligated to) deliver an irrevocable written notice to Brookfield prior to the expiration of such Exercise Period indicating that GATX wishes to purchase all (but not less than all) of the Units subject to any such Expired Call Option, or all (but not less than all) of the Units subject to multiple or all Expired Call Options, if applicable, in each case on the terms and conditions of this Section 2.3, together with such other information as is required to be included in a Call Option Notice pursuant to Section 2.2(b) for such Make-Up Call Option(s) (any such Call Option Notice that relates to or includes a Make-Up Call Option, a “Make-Up Call Option Notice”). For the avoidance of doubt, GATX may deliver a Make-Up Call Option Notice during an Exercise Period even if it does not exercise the Call Option scheduled for such Exercise Period (in which case such scheduled Call Option shall become an Expired Call Option on the terms and subject to the conditions of this Agreement). If GATX delivers a Make-Up Call Option Notice pursuant to this Section 2.3, the consummation of the applicable Make-Up Call Option shall be deemed a “Call Option Closing” hereunder and shall be consummated in accordance with Sections 2.2 and 2.6 on the Call Option Closing Date determined pursuant thereto; provided, that the Unit Exercise Price applicable to such Make-Up Call Option shall be determined pursuant to Section 2.5. For the avoidance of doubt, each Expired Call Option shall be subject to a stand-alone Make-Up Call Option that may not be exercised with respect to less than all of the Units originally subject to such Expired Call Option, except to the extent that the number of remaining Units held by Brookfield at such time is less than the number of Units originally subject to such Expired Call Option.

Section 2.4 Drag Along Make-Up Call Option

(a) If Brookfield delivers a Drag-Along Process Launch Notice pursuant to Section 5.5(b) of the JV LLC Agreement or a Brookfield Acquisition Right Exercise Notice pursuant to Section 5.5(j) of the JV LLC Agreement, then notwithstanding anything to the contrary set forth herein, GATX shall have the right to purchase all, but not less than all, of the Units that are then subject to any and all then Expired Call Options (such Units, the “Subject Make-Up Units”) prior to the expiration of the Make-Up Call Option Window that commences upon GATX’s receipt of such Drag-Along Process Launch Notice or Brookfield Acquisition Right Exercise Notice. To exercise a Make-Up Call Option pursuant to this Section 2.4(a), GATX may deliver a Make-Up Call Option Notice at any time during the Make-Up Call Option Window. If GATX delivers a Make-Up Call Option Notice pursuant to this Section 2.4(a), the consummation of the Make-Up Call Option shall be deemed a “Call Option Closing” hereunder and shall be consummated in accordance with Sections 2.2 and 2.6 on the Call Option Closing Date determined pursuant thereto; provided, that the Unit Exercise Price applicable to such Make-Up Call Option shall be determined pursuant to Section 2.5.

(b) If GATX exercises the Make-Up Call Option for all, but not less than all, the Subject Make-Up Units by delivery of a Make-Up Call Option Notice, Brookfield’s rights with respect to a Drag-Along Sale or Brookfield Acquisition Right arising from any outstanding Expired Call Options shall, without any further action of any Party, terminate upon consummation of the purchase of all, but not less than all, the Subject Make-Up Units.

Section 2.5 Exercise Price for Make-Up Call Option Units. With respect to any Units to be purchased by GATX pursuant hereto (a) that are in connection with a Make-Up Call Option or (b) for which the Call Option Closing Date occurs after the applicable Exercise Period expired due to any Call Option Regulatory Approval being required for the purchase of such Units (such Units, the “Make-Up Call Option Units”), the “Make-Up Exercise Price” for a Unit subject to such Make-Up Call Option shall be an amount equal to (i) the original Unit Exercise Price of the associated Expired Call Option plus (ii) an amount equal to the aggregate accrued interest on such Unit Exercise Price for such Make-Up Call Option, and such interest shall accrue (A) beginning on the applicable Call Option Expiration Date until the date that is immediately prior to the date on which such Unit Exercise Price and any accrued interest is paid and (B) in arrears on the applicable Unit Exercise Price at an interest rate equal to six percent (6%) per annum and such interest shall be calculated so that it is capitalized and added to the such Unit Exercise Price (x) on a yearly basis beginning on the date that is one (1) year after the expiration of the applicable Exercise Period and (y) at the time the Make-Up Call Option is exercised, if applicable.

Section 2.6 Call Option Closing; Payment of Exercise Price.

(a) The consummation of a Call Option (each, a “Call Option Closing”) shall take place on the applicable Call Option Closing Date.

(b) At a Call Option Closing, (i) GATX shall deliver by wire transfer of immediately available funds to the account designated by Brookfield in writing at least two (2) days prior to such Call Option Closing (A) an amount equal to the Aggregate Exercise Price of the Call Option, plus (B) if applicable, the Aggregate Make-Up Exercise Price for any Make-Up Call Option Units, as calculated pursuant to Section 2.5 and (ii) each of GATX and Brookfield shall enter into a Call Option Assignment and Assumption Agreement, substantially in the form attached as Exhibit C hereto.

(c) As a condition to, and concurrently with, the Call Option Closing of the first Call Option exercised by GATX, each of Brookfield and GATX shall enter into that certain Company LLC Agreement, which shall admit GATX as a member of the Company and amend and restate the Initial Company LLC Agreement in its entirety.

Section 2.7 JV Company Distribution.

(a) Within sixty (60) days after any Call Option Closing, GATX, Brookfield and the Company shall cause the JV Company to make a distribution (each, a “Call Option Closing Distribution”) to the members of the JV Company in accordance with Section 4.4(c) of the JV Company LLC Agreement.

(b) After receipt of a Call Option Closing Distribution, and within ten (10) Business Days thereafter, the Company shall further make payments and distributions to its members in accordance with Section 5.1(c) of the Company LLC Agreement.

Section 2.8 Amendment of Call Option Terms.

(a) The Parties agree that Annex A will be updated in accordance with this Section 2.8 to reflect the effect of the “Key Inputs” set forth in the Call Option Pricing Worksheet and, as a result, the Unit Exercise Price set forth with respect to each Call Option, upon the earlier of (i) thirty (30) days following the date that the Final Closing Statement (as defined in the Purchase Agreement) becomes final and binding on the parties to the Purchase Agreement (such date, the “Final Determination Date)” or (ii) if the Closing (as defined in the Purchase Agreement) has occurred prior to May 31, 2026, but the Final Determination Date has not occurred by such date, May 31, 2026 (the earlier of (i) or (ii), the “Call Option Price Update Date”).

(b) Brookfield shall accordingly deliver an amended and restated Annex A by the Call Option Price Update Date, updated to reflect the effect of the JV Post Closing Adjustment and the related adjustments to the Unit Exercise Price of each of the Call Options set forth therein (the “Updated Annex A”). The Updated Annex A shall, for Call Options Nos. 1 through 11 set forth on Annex A, be prepared using the Call Option Pricing Worksheet set forth in the Agreed Annex A Model and on a consistent basis used to prepare the version of Annex A attached as of the date hereof, but using the following inputs: (i) for cell H9, the actual amount of the Initial Capital Contribution (as defined in the Company LLC Agreement) of Brookfield to the Company pursuant to Section 4.1 of the Company LLC Agreement (and subject to Section 2.9 of the Investors Agreement), (ii) for cell H10, the actual Closing Date (as defined in the Purchase Agreement) and (iii) for cell H11 (A) if the Closing Date occurs on or before May 31, 2026, June 30, 2026 or (B) if the Closing Date occurs after May 31, 2026 but prior to May 31, 2027, June 30, 2027. If GATX exercises any of Call Options Nos. 12 through 25 set forth on Annex A or any Make-Up Call Option, GATX shall calculate and deliver in its applicable written notice to Brookfield the Unit Exercise Price or Make-Up Exercise Price, as applicable, in accordance with this Agreement and, with respect to the Make-Up Exercise Price, the Make-Up Call Option Pricing Worksheet set forth in the Agreed Annex A Model, provided, that for any Make-Up Call Option, the pricing for such Make-Up Call Option shall be determined using the Make-Up Call Option Pricing Worksheet set forth in the Agreed Annex A Model using the following inputs: (I) for cell H42, the Call Option Expiration Date for the Call Option to which such Make-Up Call Option relates and (II) for cell H43, the exercise date of the Make-Up Call Option.

(c) In the event that the Closing (as defined in the Purchase Agreement) occurs on or before May 31, 2026 but the Final Determination Date has not occurred by such date, (x) the Unit Exercise Price of Call Option No. 1 shall be calculated based on the Estimated Closing Statement (as defined in the Purchase Agreement), (y) the Updated Annex A required to be delivered under Section 2.8(b) shall be prepared accordingly and (z) if GATX exercises Call Option No. 1, GATX shall deliver to Brookfield the Aggregate Estimated Exercise Price at the Call Option Closing of Call Option No. 1. The Parties acknowledge and agree that, upon the occurrence of the Final Determination Date, Brookfield shall deliver an Updated Annex A in connection with such Final Determination Date, and, within twenty (20) days of such delivery:

(i) if the Unit Exercise Price paid by GATX at the Call Option Closing of Call Option No. 1 (the “Estimated Unit Exercise Price”) is less than the Unit Exercise Price set forth in the Updated Annex A (the “Final Unit Exercise Price”), GATX shall deliver by wire transfer of immediately available funds to the account designated by Brookfield in writing an amount equal to (x) the amount by which the Final Unit Exercise Price exceeds the Estimated Unit Exercise Price multiplied by (y) the number of Units subject to Call Option No. 1.

(ii) if the Estimated Unit Exercise Price is greater than the Final Unit Exercise Price, Brookfield shall deliver by wire transfer of immediately available funds to the account designated by GATX in writing an amount equal to (x) the amount by which the Estimated Unit Exercise Price exceeds the Final Unit Exercise Price multiplied by (y) the number of Units subject to Call Option No. 1.

(d) In the event that the Closing (as defined in the Purchase Agreement) occurs after May 31, 2026 but before May 31, 2027, the Parties shall reflect in the Updated Annex A that the Exercise Period of each Call Option shall occur one (1) year later than that set forth in the version of Annex A attached hereto, such that the Exercise Period for Call Option No. 1 shall be April 1, 2027 through June 30, 2027, the Exercise Period for Call Option No. 2 shall be April 1, 2028 through June 30, 2028, and so on.

(e) By no later than the date that is five (5) Business Days after receipt of the Updated Annex A (the “Annex Dispute Deadline”), GATX may provide written notice to Brookfield disputing Brookfield’s calculation of the Unit Exercise Prices set forth in the Updated Annex A (such notice, an “Annex Dispute Notice”), which shall include reasonable detail regarding GATX’s specific objections. If GATX does not provide an Annex Dispute Notice to Brookfield on or prior to the Annex Dispute Deadline, then the Parties agree that the information set forth in the Updated Annex A shall become final and binding on the Parties. If an Annex Dispute Notice is provided to Brookfield on or prior to the Annex Dispute Deadline, then the Parties shall use commercially reasonable efforts to resolve in good faith the disputed items during the thirty (30)-day period commencing on the date of Brookfield’s receipt of an Annex Dispute Notice (the “Annex Resolution Period”). If the Parties do not agree upon a final resolution with respect to any disputed items set forth in the Annex Dispute Notice within the Annex Resolution Period, then the remaining items in dispute shall be subject to resolution pursuant to Section 4.10.

Section 2.9 Acceleration of Call Options. In the event that the Company is a Defaulting Member (as defined in the JV LLC Agreement) under the JV LLC Agreement, all of the Call Options outstanding as of such time (the “Accelerated Call Options”) shall accelerate and become immediately exercisable by GATX in accordance with the procedures set forth in this Agreement; provided, that the Unit Exercise Price for each Call Option that is so accelerated shall be the Net Present Value Exercise Price with respect to such Call Option as determined as of the date that each such Call Option is exercised pursuant to this Section 2.9. The Exercise Period for such Accelerated Call Options shall begin on the date that the Company becomes a Defaulting Member (as defined in the JV LLC Agreement) and end 180 days thereafter.

Section 2.10 Pre-Exercise Asset Dispositions. In the event that an Asset Disposition (as defined in the Company LLC Agreement) occurs prior to the earlier of (a) the date of the first exercise of a Call Option by GATX or (b) the date of the first expiration of a Call Option, in each case pursuant to this Agreement, the Company shall redeem an amount of Units from Brookfield equal to (i) the amount of the Asset Disposition Net Proceeds (as defined in the JV LLC Agreement) divided by (ii) the Aggregate Exercise Price of Call Option No. 1 as set forth in Annex A (as prepared pursuant to Section 2.8). Notwithstanding the foregoing, if an Asset Disposition occurs prior to the Final Determination Date, the Company shall redeem an amount of Units from Brookfield equal to (A) the amount of the Asset Disposition Net Proceeds (as defined in the JV LLC Agreement) divided by (B) the Aggregate Estimated Exercise Price of Call Option No. 1 as set forth in the Updated Annex A (as prepared pursuant to Section 2.8(b)).

ARTICLE III

TAX SHARING AGREEMENT

Section 3.1 Tax Sharing Agreement. To the extent that the Company becomes a member of GATX’s U.S. consolidated group for U.S. federal income tax purposes, the Parties shall enter into a tax sharing agreement in substantially the form attached hereto as Exhibit B.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Term and Termination. This Agreement shall terminate upon the earlier of the following:

(a) such time GATX and its Affiliates own, directly or indirectly, one hundred percent (100%) of the Units;

(b) if GATX fails to timely exercise the last Call Option available pursuant to the terms and conditions of this Agreement, then the date immediately following the last day of the Exercise Period applicable to such Call Option; and

(c) the mutual agreement of the Parties.

Section 4.2 Effect of Termination. Upon the effective termination of this Agreement pursuant to Section 4.1, the remainder of the Call Options shall, without any further action of any other Party, automatically terminate and shall no longer be valid or binding or of any force or effect.

Section 4.3 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (unless if transmitted after 5:00 p.m. Eastern time or other than on a Business Day, then on the next Business Day) to the address specified below in which case such notice shall be deemed to have been given when the recipient transmits manual written acknowledgment of successful receipt, which the recipient shall have an affirmative duty to furnish promptly after successful receipt, (c) when sent by internationally recognized courier in which case it shall be deemed to have been given at the time of actual recorded delivery, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Parties.

If to Brookfield:

Brookfield Infrastructure Group

Brookfield Place

181 Bay Street Suite 300

Toronto, Ontario M5J 2T3

Attention: Keir Hunt

Email: ***

with a copy (which shall not constitute notice to Brookfield):

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

Attention: Eric C. Otness; Ralph E. Perez

Email:   ***

If to GATX:

GATX Corporation

233 South Wacker Drive

Chicago, Illinois

Attention:  GATX Contract Administration

Email:  ***

with a copy (which shall not constitute notice to GATX):

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention:  William R. Kucera

Email:   ***

If to the Company:

GABX Leasing Holding LLC

c/o GATX Corporation

233 South Wacker Drive

Chicago, Illinois

Attention:  GATX Contract Administration

Email:  ***

and

GABX Leasing Holding LLC

c/o Brookfield Infrastructure Group

Brookfield Place

181 Bay Street Suite 300

Toronto, Ontario M5J 2T3

Attention: Keir Hunt

Email: ***

with a copy (which shall not constitute notice to the Company):

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention:  William R. Kucera

Email:   ***

and

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

Attention:Eric C. Otness; Ralph E. Perez

Email:***

Section 4.4 Fees and Expenses. All costs, fees and expenses incurred in connection with any transaction contemplated by this Agreement, including the costs, fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such costs, fees or expenses.

Section 4.5 Entire Agreement. This Agreement including any exhibits and amendments hereto, and the other agreements and documents referred to herein and therein, shall together constitute the entire agreement between Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings, both written and oral, among the Parties with respect to such subject matter hereof.

Section 4.6 Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any person or entity other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 4.7 Assignment(a) . This Agreement shall not be assigned (in whole or in part) by any Party (whether by operation of law or otherwise), without the prior written consent of the other Parties. Subject to the immediately preceding sentence, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns. Any attempted assignment hereof not in accordance with the terms of this Section 4.7 shall be null and void ab initio. Other than in connection with a Drag-Along Sale, any transferee (other than GATX and its Affiliates) of the Units held by Brookfield and its Affiliates shall be bound by all remaining Call Options and any Make-Up Call Options, as applicable, pursuant to the terms and conditions of this Agreement.

Section 4.8 Governing Law. This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the laws of any jurisdiction other than the State of Delaware to apply.

Section 4.9 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, shall not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that (a) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of this Agreement and the business and legal understandings between the Parties, and without that right, none of the Parties would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 4.9 shall not be required to provide any bond or other security in connection with any such order. The remedies available to the Parties pursuant to this Section 4.9 shall be in addition to any other remedy to which they may be entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 4.10 Arbitration.

(a) With the exception only of any proceeding seeking interim or provisional relief in order to protect the rights or property of a Party which a Party may elect to pursue in court, all claims or disputes arising out of or relating to this Agreement, not amicably resolved between the Parties shall be finally settled by binding arbitration upon demand by a Party. Such arbitration shall be administered by the International Chamber of Commerce (the “ICC”) utilizing the Rules of Arbitration of the ICC in effect as of the date the arbitration is commenced. The arbitration shall be conducted before a single arbitrator, if the Parties can agree on the one arbitrator. If the Parties cannot agree on a single arbitrator, there shall be a panel of three arbitrators with (x) one chosen by each of Brookfield and GATX and (y) the third arbitrator selected by the two arbitrators appointed pursuant to the immediately foregoing clause (x). If a Party fails to appoint an arbitrator within thirty (30) days following a written request by another Party to do so or if the two party-appointed arbitrators fail to agree upon the selection of a third arbitrator, as applicable, within thirty (30) days following their appointment, the additional arbitrator shall be selected by the ICC pursuant to its applicable procedures. Each arbitrator shall be disinterested and have at least twenty (20) years of experience with commercial matters. The arbitrator(s) shall have the power to award any appropriate remedy consistent with the objectives of the arbitration and subject to, and consistent with, all laws applicable to the Parties (including, for the avoidance of doubt, the necessity of obtaining any requisite authorization, approval or consent of any governmental authority necessary to implement the appropriate remedy). The decision of the one arbitrator or, if applicable, the majority of the three arbitrators, which shall be in writing and state the reasons upon which the award rests, shall be final and binding upon the Parties (subject only to limited review as required by applicable law). Judgment upon the award of the arbitrator(s) may be entered in any court of competent jurisdiction or otherwise enforced in any jurisdiction in any manner provided by applicable law. The losing Party shall pay the prevailing Party’s attorney’s fees and costs and the costs associated with the arbitration, including expert fees and costs and the arbitrators’ fees and costs; provided, however, that each Party shall bear its own fees and costs until the arbitrator(s) determine which, if any, Party is the prevailing Party and the amount that is due to such prevailing Party. The arbitration proceedings shall take place in Chicago, Illinois and, for the avoidance of doubt, the arbitration proceedings shall be conducted in the English language.

(b) All discussions, negotiations and proceedings under this Section 4.10, and all evidence given or discovered pursuant hereto, will be maintained in strict confidence by all Parties, except where disclosure is required by applicable law, necessary to comply with any legal requirements of such Party or necessary or advisable in order for a Party to assert any legal rights or remedies, including the filing of a complaint with a court or, based on the advice of counsel, such disclosure is determined to be necessary or advisable under applicable securities laws or the rules of any stock exchange on which any of such Party’s securities are traded. Disclosure of the existence of any arbitration or of any award rendered therein may be made as part of any action in court for interim or provisional relief or to confirm or enforce such award.

(c) Any settlement discussions occurring and negotiating positions taken by any Party in connection with the procedures under this Section 4.10 will be subject to Rule 408 of the Federal Rules of Civil Procedure and any equivalent State rule and shall not be admissible as evidence in any proceeding relating to the subject matter of this Agreement.

Section 4.11 Headings. The article, section and paragraph headings contained in this Agreement are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 4.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and, to the extent permitted and possible, any invalid, void or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid, void or unenforceable term.

Section 4.13 Amendment; Waiver. This Agreement shall not be amended except in a written instrument signed by each Party. Any failure or delay on the part of any Party in exercising any power or right under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.

Section 4.14 Further Assurances. In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, each Party shall cooperate with the other Parties and use (and shall cause its respective subsidiaries and affiliates to use) commercially reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable law or contractual obligations to consummate and make effective any transactions contemplated by this Agreement.

Section 4.15 Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted signatures.

Section 4.16 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Affiliates” has the meaning set forth in the JV LLC Agreement.

(b) “Aggregate Estimated Exercise Price” means, with respect to Call Option No. 1, an amount equal to (x) the Estimated Unit Exercise Price multiplied by (y) the number of Units subject to Call Option No. 1.

(c) “Aggregate Exercise Price” means, with respect to a Call Option, an amount equal to (x) the Unit Exercise Price for such Call Option as indicated on Annex A multiplied by (y) the number of Units subject to such Call Option.

(d) “Aggregate Make-Up Exercise Price” means, with respect to a Make-Up Call Option, an amount equal to (x) the Make-Up Exercise Price for such Make-Up Call Option multiplied by (y) the number of Units subject to such Make-Up Call Option.

(e) “Agreed Annex A Model” means that certain excel spreadsheet delivered by Kevin Hillesland to David Joynt at 10:37 a.m. central time on May 29, 2025.

(f) “Business Day” means any day, other than a Saturday, Sunday or other day on which banking institutions in the City of New York, New York are required or authorized by law or order to be closed.

(g) “Call Option Regulatory Failure Date” means, with respect to any Call Option that is subject to a Call Option Regulatory Approval, the date that is six (6) months after the Call Option Expiration Date for such Call Option if a Call Option Closing with respect to such Call Option has not then occurred.

(h) “Drag-Along Process Launch Notice” has the meaning set forth in the JV LLC Agreement.

(i) “Drag-Along Sale” has the meaning set forth in the JV LLC Agreement.

(j) “Expired Call Option” means (i) any Call Option that is not exercised in accordance with the terms and conditions set forth in Section 2.1 on or prior to the end of the Exercise Period applicable to such Call Option, or (ii) any Call Option that is exercised by GATX, but is not consummated prior to 5 p.m. ET on the Call Option Closing Date applicable to such Call Option.

(k) “Governmental Entity” means any (i) federal, state, provincial, local, municipal, foreign or other government, (ii) governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), whether foreign or domestic, or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal and self-regulatory organizations.

(l) “Investors Agreement” means that certain Investors Agreement, dated as of May 29, 2025, by and among the JV Company, the Company, Brookfield, the Brookfield ECL Parties, Brookfield Infrastructure Fund V-A, L.P., a Delaware limited partnership, Brookfield Infrastructure Fund V-B, L.P., a Delaware limited partnership, Brookfield Infrastructure Fund V-C, L.P., a Delaware limited partnership, Brookfield Infrastructure Fund V (ER) SCSP, a limited partnership organized under the laws of Luxembourg and GATX.

(m) “JV Company” means GABX Leasing LLC, a Delaware limited liability company.

(n) “JV LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the JV Company, dated as of the date hereof.

(o) “Make-Up Call Option” means, with respect to any Expired Call Option, GATX’s rights to purchase the Units subject to such Expired Call Option pursuant to Section 2.3 or Section 2.4, as the case may be.

(p) “Make-Up Call Option Window” has the meaning set forth in the JV LLC Agreement.

(q) “Net Present Value Exercise Price” means, with respect to any Call Option as of any date of determination, the net present value of the Unit Exercise Price associated with such Call Option pursuant to Annex A discounted at rate of 6% to such date of determination.

(r) “Purchase Agreement” means that certain Purchase Agreement, dated as of May 29, 2025, by and among Wells Fargo Bank, N.A., a national banking association, Everen Capital Corporation, a Delaware corporation, BFLX Leasing Holdings LP, a Delaware limited partnership, GATX Rail Locomotive Group, L.L.C., a Delaware limited liability company, GATX (solely for the limited purposes set forth therein) and the JV Company.

(s) “Unit” has the meaning set forth in the Initial Company LLC Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BROOKFIELD:

MICHIGAN U.S. HOLDINGS LP

By: Brookfield Infrastructure Fund V GP LLC,
its General Partner

By: Brookfield Infrastructure Fund V Officer GP LLC,
its Sole Member

By:	/s/ Fred Day
Name:	Fred Day
Title:	Managing Director

THE COMPANY

GABX LEASING HOLDING LLC

By:	/s/ Fred Day
Name:	Fred Day
Title:	President

GATX

GATX CORPORATION

By:	/s/ Robert Lyons
Name:	Robert Lyons
Title:	President and Chief Executive Officer

[Signature Page to Call Option Agreement]

Annex A

Call Options

[Intentionally Omitted]

Annex B

Sample Form of Call Option Notice

[Intentionally Omitted]

EXHIBIT A

FORM OF AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

[Intentionally Omitted]

EXHIBIT B

FORM OF TAX SHARING AGREEMENT

[Intentionally Omitted]

EXHIBIT C

FORM OF CALL OPTION ASSIGNMENT AND ASSUMPTION AGREEMENT

[Intentionally Omitted]